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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
TALX Corporation:

We consent to incorporation by reference in registration statements No. 333-14619, No. 333-18389, No. 333-18393, No. 333-47569, No. 333-83369, and No.
333-83367 on Forms S-8 of TALX Corporation of our report dated May 5, 2000, relating to the consolidated balance sheets of TALX Corporation and subsidiaries as of March 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 annual report on Form 10-K of TALX Corporation.



                                                      KPMG LLP

St. Louis, Missouri
June 28, 2000